PRODUCT SUPPLEMENT IRN-1 (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Index Return Notes

Linked to the Rogers International Commodity Index®

— Excess ReturnSM

— Merrill Lynch calculated

(the “Notes”)

The Notes:

•

The Notes are designed for investors who believe that the Rogers International Commodity Index —Excess Return — Merrill Lynch calculated (Bloomberg index symbol “ROGRER <Index>”) (the “ROGRER Index”) will appreciate from the starting value of the ROGRER Index on the pricing date to the ending value of the ROGRER Index on the valuation date, shortly before the maturity date. Investors must be willing to forego interest payments on the Notes and accept less than the principal amount per unit and possibly less than the original public offering price per unit on the maturity date if the level of the ROGRER Index declines over this period.

•

We may offer the Notes from time to time. Any Notes offered by us will have the terms specified in this product supplement, the MTN prospectus supplement, general prospectus supplement and prospectus and a separate term sheet related to each offer of the Notes.

•	The Notes may be denominated in U.S. dollars or European Union euros, as specified in the applicable term sheet.

•	There will be no payments prior to the maturity date and we cannot redeem the Notes prior to the maturity date.

•	There is no principal protection on the Notes.

•	The Notes will not be listed on any securities exchange.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc., will be part of a series entitled “Medium-Term Notes, Series C”.

Payment on the maturity date:

•	The amount you receive on the maturity date will be based on the direction of and percentage change between the starting value and the ending value of the ROGRER Index.

•

on the maturity date you will receive a payment per unit equaling the principal amount per unit multiplied by the ratio of the starting value of the ROGRER Index on the pricing date to the ending value of the ROGRER Index on the valuation date, shortly before the maturity date.

•	As a result, you may receive less, and possibly significantly less, than the principal amount per unit and the original issue price per unit.

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this product supplement beginning on page PS-6 and beginning on S-3 in the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is February 16, 2007.

“Jim Rogers,” “James Beeland Rogers Jr.”, “Rogers,” “Rogers International Commodity Index® — Excess Return,” “Rogers International Commodity Index® — Total Return,” and “RICI®— Excess Return” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks and service marks of James Beeland Rogers, Jr. and are used subject to license. The names Jim Rogers/James Beeland Rogers, Jr. are trademarks and service marks of James Beeland Rogers, Jr. and are used subject to license.

Product Supplement IRN-1

Page
SUMMARY INFORMATION—Q&A	PS-3
RISK FACTORS	PS-6
DESCRIPTION OF THE NOTES	PS-11
UNITED STATES FEDERAL INCOME TAXATION	PS-14
ERISA CONSIDERATIONS	PS-18
USE OF PROCEEDS AND HEDGING	PS-19
EXPERTS	PS-19
INDEX OF CERTAIN DEFINED TERMS	PS-20
Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)
Page
RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)
Page
MERRILL LYNCH & CO., INC.	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46
Prospectus
Page
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this product supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Index Return Notes Linked to the Rogers International Commodity Index® —Excess ReturnSM — Merrill Lynch calculated (the “Notes”). You should carefully read this product supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes.

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated. References in this product supplement to “ROGRER Index” are to the Rogers International Commodity Index —Excess Return — Merrill Lynch calculated. All references to “RICI® —Excess Return IndexSM” are to the Rogers International Commodity Index — Excess Return which may be calculated by a number of different entities.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on a date specified in the applicable term sheet. We cannot redeem the Notes at an earlier date. We will not make any payments on the Notes until the maturity date.

Each unit will represent a single Note with an original public offering price that will be specified in the applicable term sheet. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes denominated in U.S. dollars in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. European Union euro denominated Notes will be issued in the form of a global certificate, which will be held by Euroclear Bank S.A./N.V., as operator of the Euroclear system. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to certain risks, including the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this product supplement and the accompanying MTN prospectus supplement.

What is the ROGRER Index?

The ROGRER Index is the RICI —Excess Return Index calculated by an affiliate of ML&Co. The ROGRER Index is published on Bloomberg under the symbol “ROGRER <Index>”.

What is the RICI® —Excess ReturnSM Index?

The RICI — Excess Return Index is a composite U.S. dollar-based index that is designed by James B. Rogers (“Rogers”). The RICI — Excess Return Index represents the value of a basket of commodities consumed in the global economy (the “Index Commodities”). The value of each component is based on closing prices of the corresponding futures contracts, each of which is valued as part of a fixed-weight portfolio (the “Index Components”). The selection and weighting of the portfolio that comprise the RICI — Excess Return Index is reviewed by Rogers not less than annually, and weights are assigned in the December preceding the start of each year. As of February 15, 2007, 36 commodities listed on ten exchanges and quoted in four different currencies were included in the RICI — Excess Return Index. ML&Co. is not affiliated with Rogers and did not participate in designing the RICI — Excess Return Index.

The value of the RICI —Excess Return Index is calculated by entities other than an affiliate of ML&Co., and these other entities may continue to calculate levels of the RICI — Excess Return Index. However, levels of the RICI — Excess Return Index as calculated by these other entities have other reference names and are published on Bloomberg under other symbols. The Notes are linked to the level of the ROGRER Index—that is, the level of the RICI — Excess Return Index as calculated by a ML&Co. affiliate, and not by any other entity.

For more specific information about the RICI — Excess Return Index, please see the section entitled “The RICI — Excess Return Index” in the related term sheet.

An investment in the Notes does not entitle you to any direct or indirect ownership interest in the Index Components or the Index Commodities.

How has the ROGRER Index performed historically?

The relevant term sheet for each issuance of the Notes will include a table and a graph showing the historical month-end closing levels of the RICI —Excess Return Index in a section entitled “The RICI —Excess Return Index —Historical Data on the RICI —Excess Return Index.”

Although the historical data related to the RICI —Excess Return Index was not calculated by one of our affiliates, we have no reason to believe that the historical data would have been different had one of our affiliates calculated the ROGRER Index during those periods. We will provide this historical information to help you evaluate the behavior of the ROGRER Index in various economic environments; however, past performance of the RICI —Excess Return Index is not necessarily indicative of how the ROGRER Index will perform in the future.

What will I receive on the maturity date of the Notes?

On the maturity date, you will receive a cash payment per unit equal to the Redemption Amount.

The “Redemption Amount” per unit to which you will be entitled will depend on the direction of and percentage change in the level of the ROGRER Index and will equal:

Principal Amount Per Unit ×	(	Ending Value	)
Starting Value

The “Principal Amount Per Unit” will be specified in the applicable term sheet.

The “Starting Value” will equal the closing level of the ROGRER Index on the date the Notes are priced for initial sale to the public (the “Pricing Date”). The actual Starting Value will be determined on the Pricing Date and set forth in the applicable term sheet made available in connection with sales of the Notes.

The “Ending Value” will equal the closing level of the ROGRER Index on the Valuation Date. If there is a disruption in the trading of futures contracts included in the ROGRER Index on the Valuation Date, the Ending Value will be determined based on the prices of the Index Components on the first day after the disruption related to such commodities has ceased, as more fully described herein.

The “Valuation Date” will be specified in the applicable term sheet.

In the event that the Ending Value is less than the Starting Value on the Valuation Date, the amount you receive on the maturity date will be less, and possibly significantly less, than the Principal Amount Per Unit and possibly may be less than the original public offering price per unit.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this product supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but will instead receive the Redemption Amount on the maturity date. We have designed the Notes for investors who are seeking exposure to increases in the level of the ROGRER Index, willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, and willing to accept less than the Principal Amount Per Unit on the maturity date, and possibly less than the original public offering price per unit, if the Ending Value is less than the Starting Value on the Valuation Date.

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the ROGRER Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this product supplement.

Will the Notes be listed on a stock exchange?

The Notes will not be listed on any securities or futures exchange and we do not expect a trading market for the Notes to develop, which may affect the price that you receive for your Notes if you sell them prior to the stated maturity date. You should review the section entitled “Risk Factors—A trading market for the Notes is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes” in this product supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the prevailing level of the ROGRER Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, including compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount per unit and the original public offering price per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the ROGRER Index and no changes in the market conditions from those existing on the date of this product supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the principal amount per unit and may be less than the original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of determining, among other things, the Starting Value and the Ending Value, and calculating the Redemption Amount (in such capacity, the “Calculation Agent”). Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as Calculation Agent.

What is the role of Merrill Lynch, Pierce, Fenner and Smith Limited?

An affiliate of ours, Merrill Lynch, Pierce, Fenner and Smith Limited, will be the index calculator of the ROGRER Index (the “ROGRER Index Calculator”). Because we control that affiliate, potential conflicts of interest could arise. While the level of the RICI — Excess Return Index may be calculated by other entities, the Notes are linked solely to the level of the ROGRER Index as calculated by our affiliate.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes on the maturity date. The Redemption Amount will depend on the direction of and percentage change in the level of the ROGRER Index. Because the level of the ROGRER Index is subject to market fluctuations, the Redemption Amount you receive may be more or less than the Principal Amount Per Unit of the Notes and the original public offering price per unit of the Notes. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the Principal Amount Per Unit of the Notes and possibly will be less than the original public offering price per unit.

While the level of the RICI —Excess Return Index may be calculated by a number of different entities, the Notes are linked to the ROGRER Index, which is the RICI —Excess Return Index as calculated by an affiliate of ML&Co.

The RICI —Excess Return Index may be calculated by a number of different entities; however, the Redemption Amount payable on the Notes will depend solely on the direction of and percentage change in the level of the ROGRER Index, which is the RICI —Excess Return Index calculated by an affiliate of ML&Co., from the Starting Value to the Ending Value. ML&Co. does not control and has no responsibility for calculations of the RICI —Excess Return Index that may be made by entities other than its affiliate. While it is not expected that the levels of the RICI —Excess Return Index published by other entities will be different from the level of the ROGRER Index, if there is a difference between such published levels, the level of the ROGRER Index calculated by an affiliate of ML&Co. will be used to determine the Ending Value and the Redemption Amount. Therefore, even if another entity publishes levels of the RICI —Excess Return Index prior to the maturity date that are higher than the levels calculated by an affiliate of ML&Co., the Ending Value and your payment on the maturity date will be based on the lower levels calculated by an affiliate of ML&Co.

Your yield may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

Ownership of the Notes does not entitle you to any rights with respect to any futures contracts or commodities tracked by the ROGRER Index

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to any of the commodities or commodity futures included in the ROGRER Index. ML&Co. will not invest in any of the commodities or commodity futures contracts included in the ROGRER Index on behalf or for the benefit of holders of the Notes.

A trading market for the Notes is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes

The Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until the maturity date.

If MLPF&S makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes including compensation for developing and hedging the product. This quoted price could be higher or lower than the original issue price. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Notes. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the ROGRER Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Principal Amount Per Unit and may be less than the original public offering price per unit. This, is due to, among other things, the fact that the original issue price included, and secondary market prices are likely to exclude the developing and hedging costs associated with the Notes.

The Notes are not regulated by the CFTC

Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because the Notes are not interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, ML&Co. will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Notes do not constitute investments by you or by ML&Co. on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). ML&Co. is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The ROGRER Index is a rolling index

The ROGRER Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the ROGRER Index, as the exchange-traded futures contracts that comprise the ROGRER Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. There is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the ROGRER Index have historically traded in contango markets. Contango (or the absence of backwardation) in the commodity markets would result in negative “roll yields” which would adversely affect the level of the ROGRER Index and the value of the Notes.

The Notes include the risk of concentrated positions in one or more commodity sectors

The exchange-traded physical commodities underlying the futures contracts included in the ROGRER Index from time to time are heavily concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. For example, the initial weightings of the ROGRER Index as announced by Beeland Interests, Inc. for approximately 44% of the component commodities on the ROGRER Index are energy oriented, including 35% in crude oil contracts. Accordingly, a decline in value in such raw materials would adversely affect the performance of the ROGRER Index. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the ROGRER Index to lessen or eliminate the concentration of existing energy contracts in the ROGRER Index or to broaden the ROGRER Index to account for such developments, the level of the ROGRER Index and hence the value of the Notes could decline.

Trading in the Index Components can be volatile based on a number of factors that we cannot control

Trading in the Index Components is speculative and can be extremely volatile. Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of the ROGRER Index and the value of the Notes in varying ways, and different factors may cause the value of the Index Components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the Notes

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of the ROGRER Index or the manner in which it is calculated and therefore, the value of the Notes.

The return on the Notes will not be adjusted for changes in exchange rates that might affect the future contracts underlying the ROGRER Index

The futures contracts which comprise the ROGRER Index are traded in multiple currencies, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rate between the currency in which the Notes are denominated and each of the currencies which the futures contracts comprising the ROGRER Index are quoted.

The ROGRER Index will include futures contracts on foreign exchanges that are less regulated than U.S. markets

The ROGRER Index will include futures contracts on physical commodities on exchanges located outside the United States. The RICI Committee (as defined below) currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. exchange that can be included in the ROGRER Index; historically, such percentages for the RICI — Excess Return Index have not exceeded 20%. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Rogers and the RICI Committee to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the ROGRER Index.

The composition of the ROGRER Index is controlled by Rogers and changes may affect the value of the Notes and the amount you receive on the maturity date

The RICI — Excess Return Index is overseen and managed by a committee (the “RICI Committee”). Rogers chairs the RICI Committee and controls its decisions.

Rogers, through the RICI Committee, has a significant degree of discretion regarding the composition and management of the RICI — Excess Return Index, and thus has a significant degree of discretion regarding the composition and management of the ROGRER Index, including additions, deletions and the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities. Any of these factors could affect the ROGRER Index and, therefore, could affect the amount payable on the Notes on the maturity date and the market value of the Notes prior to maturity. Rogers and the RICI Committee do not have any obligation to take the needs of any parties to transactions involving the ROGRER Index, including the holders of the Notes, into consideration when reweighting or making any other changes to the ROGRER Index.

Additionally, Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the ROGRER Index, and over-the-counter contracts having values which are derived from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the ROGRER Index. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the ROGRER Index and therefore the market value of the Notes.

The Notes are linked to the Rogers International Commodity Index® —Excess ReturnSM — Merrill Lynch calculated, not the Rogers International Commodity Index® — Total ReturnSM

The Notes are linked to the Rogers International Commodity Index — Excess Return — Merrill Lynch calculated not the Rogers International Commodity Index — Total Return. The Rogers International Commodity Index — Excess

Return reflects returns that are potentially available through an unleveraged investment in the Index Components. By comparison, the Rogers International Commodity Index — Total Return is a total return index which, in addition to reflecting the same returns of the Rogers International Commodity Index — Excess Return — Merrill Lynch calculated, also reflects interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to the Rogers International Commodity Index — Excess Return — Merrill Lynch calculated and not the Rogers International Commodity Index — Total Return, the return from an investment in the Notes will not reflect this total return feature.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the level of the ROGRER Index. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The level of the ROGRER Index is expected to affect the trading value of the Notes. We expect that the market value of the Notes will depend substantially on the amount, if any, by which the level of the ROGRER Index exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the level of the ROGRER Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on that value because of the expectation that the ROGRER Index will continue to fluctuate until the Ending Value is determined.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if interest rates related to the currency in which the Notes are denominated increase, we expect the trading value of the Notes will decrease and, conversely, if these interest rates decrease, we expect the trading value of the Notes will increase. If interest rates increase or decrease in markets related to the Index Components, the trading value of the Notes may be affected. The level of interest rates in the United States, Australia, Europe or Asia may also affect the applicable economies and in turn the value of the related Index Components and, thus, the trading value of the Notes.

Changes in the volatility of the ROGRER Index are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the ROGRER Index increases or decreases, the trading value of the Notes may be adversely affected.

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the level of the ROGRER Index. This difference will reflect a “time premium” due to expectations concerning the level of the ROGRER Index during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the level of the ROGRER Index from the Starting Value to the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however that the effect on the trading value of the Notes of a given change in the level of the ROGRER Index will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Trading in the Index Commodities, Index Components and options on Index Commodities and Index Components by us and our affiliates may affect your return

Merrill Lynch Commodities, Inc., an affiliate of ours, and certain of our other affiliates will, from time to time, trade in some or all of the Index Commodities on a spot and forward basis and other contracts and products in or related to the Index Commodities (including futures contracts and options on futures contracts traded on futures exchanges in the

United States and other countries, and commodity options and swaps). Also, we may issue or our affiliates may underwrite other financial instruments with returns indexed to the prices of the Index Commodities or the Index Components and derivative commodities. These trading and underwriting activities could affect the level of the ROGRER Index in a manner that would be adverse to your investment in the Notes. With respect to any such activities, neither Merrill Lynch Commodities, Inc. nor any of our other affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts of interest could arise

MLPF&S, our subsidiary, is our agent for the purposes of determining, among other things, the Starting Value and the Ending Value, and calculating the Redemption Amount. Under certain circumstances, MLPF&S as our subsidiary and in its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether a level of the ROGRER Index can be calculated, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of the ROGRER Index. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment.

In addition, one of our affiliates, Merrill Lynch, Pierce, Fenner and Smith Limited, is the ROGRER Index Calculator. While the level of the RICI — Excess Return Index may be calculated by other entities, the Notes are linked to the level of the ROGRER Index; that is, the RICI — Excess Return Index as calculated by our affiliate.

Because we control MLPF&S and Merrill Lynch, Pierce, Fenner and Smith Limited, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior, unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as trustee under such indenture. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

While on the maturity date a holder of a Note will receive an amount equal to the Redemption Amount, there will be no other payment of interest, periodic or otherwise, on the Notes. See the section entitled “—Payment on the Maturity Date”.

The Notes will not be subject to redemption by ML&Co. or at the option of any holder prior to the maturity date.

ML&Co. will issue the Notes in denominations of whole units each with a original public offering price per unit that will be specified in the applicable term sheet. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes denominated in U.S. dollars in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. European Union euro denominated Notes will be issued in the form of a global certificate, which will be held by Euroclear Bank S.A./N.V., as operator of the Euroclear system. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund and there is no principal protection on the Notes.

Payment on the Maturity Date

On the maturity date, you will be entitled to receive a cash payment per unit equal to the Redemption Amount, as provided below.

Determination of the Redemption Amount

The “Redemption Amount” per unit will be determined by the Calculation Agent and will equal:

Principal Amount Per Unit ×	(	Ending Value	)
Starting Value

The “Principal Amount Per Unit” will be specified in the applicable term sheet.

The “Starting Value” will equal the closing level of the Rogers International Commodity Index — Excess Return — Merrill Lynch calculated (the “ROGRER Index”) on the date the Notes are priced for initial sale to the public (the “Pricing Date”). The actual Starting Value will be set forth in the term sheet made available in connection with sale of the Notes.

The “Ending Value” with respect to the Redemption Amount payable on the stated maturity date will equal the closing level of the ROGRER Index on the date specified in the applicable term sheet (the “Valuation Date”), provided that if a Market Disruption Event occurs on that date, the Ending Value will be determined according to the Market Disruption Calculation (as described below under “Adjustments to the ROGRER Index; Market Disruption Events”).

A “ROGRER Index Business Day” means any day on which the ROGRER Index or any successor index is calculated and published.

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Adjustments to the ROGRER Index; Market Disruption Events

If at any time Beeland Interests, Inc. makes a material change in the formula for or the method of calculating the ROGRER Index or in any other way materially modifies the ROGRER Index so that the ROGRER Index does not, in the opinion of the Calculation Agent, fairly represent the level of the ROGRER Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of the ROGRER Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a commodity futures index comparable to the ROGRER Index as if those changes or modifications had not been made, and calculate the closing level with reference to the ROGRER Index, as so adjusted.

“Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:

(1) A material limitation, suspension, or disruption of trading in one or more futures contracts included in the ROGRER Index which results in a failure by the exchange on which each applicable futures contract included in the ROGRER Index is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

(2) The exchange published settlement price for any futures contract included in the ROGRER Index is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

(3) Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any futures contract included in the ROGRER Index.

(4) A suspension of trading in one or more futures contracts included in the ROGRER Index, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time.

(5) Any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

In the event a Market Disruption Event has occurred on the Valuation Date, the ROGRER Index level will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1) With respect to each futures contract included in the ROGRER Index, which is not affected by the Market Disruption Event, the ROGRER Index level will be based on the exchange published settlement price on the Valuation Date.

(2) With respect to each futures contract included in the ROGRER Index, which is affected by the Market Disruption Event, the ROGRER Index level will be based on the exchange published settlement price of each such contract on the first day following the Valuation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the ROGRER Index on the Valuation Date and on each day to and including the second scheduled ROGRER Index Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considered commercially reasonable under the circumstances.

(3) The Calculation Agent shall determine the ROGRER Index by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the ROGRER Index. The exchange on which a futures contract included in the ROGRER Index is traded for purposes of the foregoing definition means the exchange used to value such future contract for the calculation of the ROGRER Index.

The occurrence of a Market Disruption Event could affect the calculation of the Redemption Amount. See the section entitled “—Payment on the Maturity Date” in this product supplement.

Discontinuance of the RICI — Excess Return Index

The RICI — Excess Return Index is maintained by Beeland Interests, Inc. If Beeland Interests, Inc. ceases to maintain the RICI — Excess Return Index and Beeland Interests, Inc. or another entity maintains a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the ROGRER Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor index as calculated by Beeland Interests, Inc. or any other entity for the ROGRER Index and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that Beeland Interests, Inc. ceases to maintain the RICI — Excess Return Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not maintained on the Valuation Date,

the Calculation Agent will compute a substitute level for the ROGRER Index in accordance with the procedures last used to calculate the ROGRER Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for the ROGRER Index as described below, the successor index or level will be used as a substitute for the ROGRER Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If Beeland Interests, Inc. ceases to maintain the RICI — Excess Return Index before the Valuation Date and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day that is either (i) a ROGRER Index Business Day or (ii) a day on which the applicable exchanges quoting the commodities futures contracts used to calculate a substitute level for the ROGRER Index following a discontinuance, as discussed above, are open for trading.

Notwithstanding these alternative arrangements, discontinuance of the RICI — Excess Return Index may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each unit, will be equal to the Redemption Amount, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page H15FED1, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page H15FED1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page H15FED1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120 (the predecessor of Reuters page H15FED1).

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the United States federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding the Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the ROGRER Index. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note. In the case of Notes which are denominated in a foreign currency (i.e., a currency other than the United States Dollar), a U.S. Holder’s adjusted tax basis in a Note generally will be equal to the United States Dollar value of the foreign currency amount paid to acquire such Note (determined on the date of purchase). A U.S. Holder who purchases a Note with previously owned foreign currency will recognize ordinary income or loss in a amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the United States Dollar fair market value of the Note on the date of purchase.

Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder may recognize gain or loss. The amount of that gain or loss, if any, will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note.

In the case of Notes denominated in U.S. Dollars, it is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any such gain or loss is treated as capital gain or loss, then that gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year as of the maturity date. The deductibility of capital losses is subject to certain limitations.

In the case of Notes which are denominated in a foreign currency (i.e., a currency other than the United States Dollar), gain or loss realized upon the receipt of cash on the maturity date of the Notes that will be treated as exchange gain or loss, which will be ordinary income or loss. Notwithstanding the foregoing, subject to a number of specified requirements and certain identification and recordkeeping requirements, certain U.S. Holders may elect to treat such foreign currency exchange gain or loss as capital gain or loss. Prospective purchasers are urged to consult their own tax advisors regarding the availability of this election with respect to the Notes, the methods of making such an election and the U.S. federal income tax consequences of making such an election with respect to the Notes. If such gain or loss were capital gain or loss, then any such gain or loss would be long-term capital gain or loss, as the case may be, assuming that the U.S. Holder held the Note for more than one year at maturity. As discussed above, the deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount realized on the sale or exchange and the U.S. Holder’s tax basis in the Note so sold or exchanged.

In the case of Notes denominated in U.S. Dollars, any such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition. As discussed above, the deductibility of capital losses is subject to certain limitations. In the case of Notes which are denominated in a foreign currency (i.e., a currency other than the United States Dollar), gain or loss realized upon the sale or exchange of a Note that is attributable to fluctuations in currency exchange rates will be treated as exchange gain or loss which will be ordinary income or loss. The remaining portion of any such gain or loss (i.e., that portion of the U.S. Holder’s gain or loss that is not attributable to fluctuations in currency exchange rates), if any, will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year as of the date of the sale or exchange. The deductibility of capital losses is subject to certain limitations. As discussed above, subject to a number of specified requirements and certain identification and recordkeeping requirements, certain U.S. Holders may elect to treat such foreign currency exchange gain or loss as capital gain or loss. Prospective purchasers are urged to consult their own tax advisors regarding the availability of this election with respect to the Notes, the methods of making such an election and the U.S. federal income tax consequences of making such an election with respect to the Notes. Any such gain or loss would be long-term capital gain or loss assuming that the U.S. Holder held the Note for more than one year at the time of disposition. As discussed above, the deductibility of capital losses is subject to certain limitations.

Tax Basis in Foreign Currency. In the case of Notes denominated in a foreign currency (i.e., a currency other than the United States Dollar), a U.S. Holder will have a tax basis in any foreign currency received on the maturity date of such Notes, or on the sale or exchange of a Note prior to the maturity date of the Notes, equal to the United States Dollar value of the foreign currency on such maturity date or at the time of the sale or exchange (as the case may be). A cash method taxpayer who buys or sells a Note is required to translate units of foreign currency paid or received into United States Dollars at the spot rate on such maturity date or on the settlement date of the purchase, sale or exchange of the Note. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and such maturity date or settlement date

(as the case may be) by a cash method taxpayer. An accrual method taxpayer may elect the same treatment for all purchases, sales or other dispositions of foreign currency obligations. This election cannot be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for United States Dollars or its use to purchase Notes) will be ordinary income or loss.

Tax Return Disclosure Regulations

Pursuant to certain Treasury regulations (the “Disclosure Regulations”), any taxpayer that has participated in a “reportable transaction” and who is required to file a United States federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Internal Revenue Code of 1986, as amended (the “Code”) in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a “Section 988 transaction,” such as any foreign currency exchange loss realized with respect to the Notes, will constitute a Section 165 loss. In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction (as defined in Section 988(c)(1) of the Code relating to foreign currency transactions), the applicable loss threshold amount is $50,000 in any single taxable year. Higher loss threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors. It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper.

Persons considering the purchase of Notes denominated in a foreign currency (i.e., a currency other than the United States dollar) should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in the Notes and to determine their own tax return disclosure obligations, if any, with respect to an investment in the Notes, including any requirement to file IRS Form 8886 as well as any penalties which may be imposed as a result of a failure to comply with the Disclosure Regulations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the United States federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from United States federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from United States federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the United States federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the ROGRER Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to United States federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for United States federal income tax purposes) in the United States.

As discussed above, alternative characterizations and treatments of the Notes for United States federal income tax purposes are possible. Should an alternative characterization and treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of United States federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this product supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended March 31, 2006 and April 1, 2005, the three-month and six-month periods ended June 30, 2006 and July 1, 2005 and the three-month and nine-month periods ended September 29, 2006 and September 30, 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 29, 2006 and incorporated by reference herein, they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Business Day	PS-13
Calculation Agent	PS-5
Ending Value	PS-4
Index Commodities	PS-3
Index Components	PS-3
Market Disruption Calculation	PS-12
Market Disruption Event	PS-12
Notes	PS-1
Pricing Date	PS-4
Redemption Amount	PS-4
RICI — Excess Return Index	PS-3
ROGRER Index	PS-3
ROGRER Index Business Day	PS-11
ROGRER Index Calculator	PS-5
Starting Value	PS-4
successor index	PS-12
Valuation Date	PS-4

Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Index Return Notes

Linked to the Rogers International Commodity Index®

—Excess ReturnSM

— Merrill Lynch calculated

(the “Notes”)

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

February 16, 2007